Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-3 and the related Prospectus of Agnico-Eagle Mines Limited (the “Company”) for the registration of 1,142,057 of its common shares and to the incorporation by reference therein of our reports dated March 28, 2012 with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Toronto, Canada	Chartered Accountants
September 4, 2012	Licensed Public Accountants